EXHIBIT 99.1

Investor Relations: Stanley Freimuth Debt Resolve, Inc. sfreimuth@debtresolve.com (914) 949-5500 x210

Press Release

Debt Resolve launches Progress Advocates LLC

White Plains, New York (December 18, 2014) – Debt Resolve, Inc. (OTC: DRSV) today announced the launch of Progress Advocates LLC, a joint venture formed in conjunction with LSH, LLC in Costa Mesa, California.

The new company will operate in the $1.2 trillion student loan debt market, initially focusing on document preparation and loan monitoring services for individuals who wish to consolidate or modify the terms of their Federal student loans.

The principals of LSH currently own and operate a leading company in the student loan document preparation market. Progress Advocates will utilize their management and operational expertise and experience in this space in order to grow its business.

Additional services incorporating Debt Resolve’s patented cloud–based software solutions and new web applications will be added in 2015 to help consumers also manage their other financial obligations and improve their overall financial health.

"We are excited to form this partnership with such a talented and dedicated team of professionals,” said Stan Freimuth, Chief Executive Officer of Debt Resolve and Progress Advocates. “The principals of LSH have a deep understanding of the Federal student loan debt market and their experience will allow us to hit the ground running,” he added.

"We are thrilled to be working with Debt Resolve in this new venture” said Scott Smith, Chief Operating Officer of Progress Advocates. “The vast student loan debt market offers a significant opportunity in which to utilize and leverage Debt Resolve’s technology platform to offer additional value-added services and also to potentially expand into the private segment of the market.”

Progress Advocates LLC will begin offering its services immediately and is projected to generate increasing revenues in 2015 and to achieve monthly net operating income during its first full year in operation.

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About Debt Resolve, Inc.

Debt Resolve provides lenders, debt buyers, collection agencies, collection law firms and hospitals with a patent-protected online bidding system for the resolution and settlement of consumer debt, as well as collection solutions that are effective at every stage of collection and recovery. The company also provides web-based payment platforms for the financial and healthcare industries. The company is publicly held and trades on the OTC Markets under the symbol DRSV. Debt Resolve is headquartered in White Plains, New York.

Forward-Looking Statements

Certain statements in this press release and elsewhere by management of the Company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of the Company's operations varying significantly and materially from anticipated results. Debt Resolve undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by SEC rules. Investors are advised to consult any further disclosures made on related subjects in the Company's reports filed with the SEC.